Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) and related Prospectus of Syniverse Holdings, Inc. pertaining to the Amended and Restated Founders’ Stock Option Plan and the Amended and Restated Non-Employee Directors Stock Option Plan, of our reports dated February 9, 2005, with respect to the consolidated financial statements of Syniverse Holdings, Inc. included in its Registration Statement (Form S-1 No. 333-120444) as amended pursuant to Rule 424(b), filed with the Securities and Exchange Commission on February 10, 2005, and of our report dated March 18, 2005, with respect to the consolidated financial statements and schedule of Syniverse Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida

May 12, 2005